Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

MakeMyTrip Limited

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee

Fees to Be Paid	$230,000,000.00	(1)	0.01476	%(2)	$33,948.00	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$230,000,000.00
Total Fees Due for Filing					$33,948.00	(2)
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$33,948.00	(2)

(1)

Calculated solely for purposes of determining the filing fee. The purchase price of the 0.00% Convertible Senior Notes due 2028 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of January 12, 2024, there was US$230,000,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$230,000,000.00 (excluding any accrued and unpaid special interest, if and to the extent such special interest is payable pursuant to the terms of the Indenture).

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals US$147.60 for each US$1,000,000 of the value of the transaction.